                                                                Exhibit 16.1

November 11, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

This letter is delivered by Moss Adams LLP in connection with the filing by U.S. Energy Corp. with the Securities and Exchange Commission of a Current Report on Form 8-K dated November 12, 2008.

We have reviewed the contents of paragraph (a) of Item 4.01 of such Current Report on Form 8-K and agree with the statements contained therein. We do not have the basis to agree or disagree with the statements contained in paragraph (b) of Item 4.01.

Yours truly,

/s/ Moss Adams LLP